Exhibit 99
TEXT OF THE AMENDMENT TO BYLAWS
OF
E. I. DU PONT DE NEMOURS AND COMPANY
Effective August 1, 2008
ARTICLE III.
COMMITTEES OF THE BOARD
     SECTION 1. Committees. The Board shall by the affirmative vote of a majority of the whole Board, elect from the Directors a Strategic Direction Committee, an Audit Committee, an Environmental Policy Committee, a Compensation Committee, ~~and~~ a Corporate Governance Committee and a Science and Technology Committee, and may, by resolution passed by a majority of the whole Board, designate one or more additional committees, each committee to consist of one or more Directors. The Board shall designate for each of these committees a Chairman, and, if desired, a Vice Chairman, who shall continue as such during the pleasure of the Board. The number of members of each committee shall be determined from time to time by the Board.
     SECTION 5. Audit Committee. The Audit Committee shall employ an independent ~~public accountants~~ registered public accounting firm, subject to stockholder ratification at each annual meeting, review the adequacy of internal controls and the accounting principles employed in financial reporting, and shall have such power and perform such duties as may be assigned to it from time to time by the Board. None of the Members of the Audit Committee shall be an officer or employee of the Company or its subsidiaries.
     SECTION 9. Science and Technology Committee. The Science and Technology Committee shall monitor the state of science and technology capabilities within the Company and oversee the development of key technologies essential to the long-term success of the Company. The Committee shall also review the evolution of science and technology external to the Company for potential application within the Company.

ARTICLE V.
OFFICERS
     SECTION 1. Officers. The officers of the Company shall be a Chairman of the Board, one or more Executive Vice Presidents, ~~a Senior~~ an Executive Vice President — DuPont Finance and a Secretary.
     The Board and the Office of the Chief Executive, may appoint such other officers as they deem necessary, who shall have such authority and shall perform such duties as may be prescribed, respectively, by the Board or the Office of the Chief Executive.
     SECTION 5. ~~Senior~~Executive Vice President — DuPont Finance. The ~~Senior~~Executive Vice President — DuPont Finance shall be the chief financial officer of the Company, and shall have such powers and perform such duties as may be assigned to such ~~Senior~~Executive Vice President — DuPont Finance by the Board or the Office of the Chief Executive.
     SECTION 6. Treasurer. The Board shall appoint a Treasurer. Under the general direction of the ~~Senior~~Executive Vice President — DuPont Finance, the Treasurer shall have such powers and perform such duties as may be assigned to such Treasurer by the Board or the Office of the Chief Executive.
     SECTION 8. Controller. The Board may appoint a Controller. Under the general direction of the ~~Senior~~Executive Vice President — DuPont Finance, the Controller shall have such powers and perform such duties as may be assigned to such Controller by the Board or the Office of the Chief Executive.
ARTICLE VI.
MISCELLANEOUS
     SECTION 6. Corporate Seal. The seal of the Company shall be circular in form, containing the words “E. I. DU PONT DE NEMOURS AND CO.” and “DELAWARE” on the circumference, surrounding the words “FOUNDED” and “SEAL,” and the date “1802.”
     The seal shall be in the custody of the Secretary. A duplicate of the seal may be kept and used by the ~~Senior~~Executive Vice President — DuPont Finance, any Vice President — DuPont Finance, the Treasurer, or by any Assistant Secretary or Assistant Treasurer.